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Press Release
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     Premier Bancshares, Inc.
     Darrell D. Pittard, Chairman and Chief Executive Officer
     (404) 814-3090

     Bank Atlanta
     James B. Hendry, Jr., President
     (404) 320-3300

                                                       For Release, May 20, 1999
                                                                   4:30 p.m. EST

            Premier Bancshares, Inc. Executes Definitive Agreement
                            to Acquire Bank Atlanta


     ATLANTA, GEORGIA, MAY 20, 1999 - Premier Bancshares, Inc. [AMEX:PMB] and Bank Atlanta today jointly announced the execution of a definitive agreement providing for the acquisition by Premier Bancshares of all of the outstanding shares of stock of Bank Atlanta. The value of the transaction is approximately $18.1 million based on the closing price of Premier Bancshares common stock yesterday. Bank Atlanta shareholders will receive 1.25 shares of Premier common stock for each share of Bank Atlanta common stock.

     Bank Atlanta is a state-chartered community bank in Decatur, Georgia, originally organized in 1987, with assets of approximately $80 million. Bank Atlanta is an active small business lender with a strong presence in the vibrant Decatur/East Atlanta market.

     Premier Bancshares Chairman and Chief Executive Officer, Darrell D. Pittard, said, "The acquisition of Bank Atlanta provides us with an excellent foothold in the fast growing Decatur market area. Through Premier's products, services, and management, we hope to build on Bank Atlanta's success and loyal customer base. This acquisition meets all of the criteria we consider important and will help us fulfill our goals of continuing to enhance shareholder value and better serve our customers."

     William Zachary, Jr., Chairman of the Board of Bank Atlanta, said, "We are pleased with the opportunity afforded our customers and shareholders by combining with Premier Bancshares. We are confident that the additional resources made available by this combination will give us the ability to compete effectively with regional banks and other large financial institutions operating in the greater Atlanta market."
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          Last month, Premier Bancshares also executed a definitive agreement to acquire North Fulton Bancshares, Inc. and a definitive agreement to acquire Farmers and Merchants Bank. North Fulton Bancshares is a holding company with assets of approximately $191 million and owns Milton National Bank in Roswell, Georgia, which also operates in Atlanta through its division, The Buckhead Bank. Farmers and Merchants Bank is a community bank in Summerville, Georgia, originally organized in 1926, with assets of approximately $170 million. These two acquisitions, and the acquisition of Bank Atlanta, are all subject to regulatory approval and the approval of the shareholders of North Fulton Bancshares, Farmers and Merchants Bank, and Bank Atlanta, respectively. All three acquisitions are expected to close by the end of this year.

          Premier Bancshares is a Georgia-based bank holding company with assets of approximately $1.6 billion; and, after pending acquisitions, Premier Bancshares will have assets of approximately $2.0 billion and will have the following subsidiaries operating in more than 40 locations: Premier Bank in metro Atlanta, Milledgeville, and Greensboro, Georgia, and in St. Simons Island, Georgia through its Frederica division; Milton National Bank in Roswell, Georgia, and in Atlanta through its division, The Buckhead Bank; Farmers and Merchants Bank in Summerville, Georgia; Bank Atlanta in Decatur, Georgia; and Premier Lending Corporation, a provider of residential mortgage loans and asset-based commercial finance loans, in metro Atlanta, Augusta, Warren Robins, and St. Simons Island, Georgia; Mobile, Alabama; Jacksonville, Florida; Chattanooga, Tennessee; Charleston, South Carolina; and Charlotte, North Carolina.

          Both the common stock of Premier Bancshares, Inc. and the preferred securities of Premier Capital Trust I are traded on the American Stock Exchange under the symbols PMB and PMB-PR, respectively. Additional financial information regarding Premier Bancshares, Inc. is available from Michael E. Ricketson, Executive Vice President and Chief Financial Officer of Premier Bancshares, Inc., at 770-476-3209.

          With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties.